                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                                January 28, 2005


                          EASYLINK SERVICES CORPORATION
                          -----------------------------
             (Exact name of registrant as specified in its charter)


       Delaware                       000-26371               13-3787073
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
     of incorporation)                                      Identification No.)

                              33 Knightsbridge Road
                              Piscataway, NJ 08854
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (732) 652-3500

                                       N/A
                                       ---
           Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 (Entry into a Material Definitive Agreement); ITEM 1.02 (Termination of Material Definitive Agreement); ITEM 5.02(b) (Departure of Director)

EasyLink Services Corporation ("EasyLink" or the "Company") announced that George Abi Zeid will resign as an officer and director of EasyLink and its subsidiaries effective February 4, 2005. Mr. Abi Zeid serves as the Executive Vice President and President - International Operations of the Company.

On January 28, 2005, the Company and Mr. Abi Zeid entered into a separation agreement. Under the separation agreement, the Company has agreed to pay Mr. Abi Zeid $240,000 as a severance payment upon the effective date of his resignation, an aggregate of $1,960,000 in installments over three years in consideration of the non-compete and other covenants contained in the separation agreement and $75,000 of Mr. Abi Zeid's legal expenses. Late payments will bear interest at the rate of 8% per annum until paid.

Mr. Abi Zeid has agreed to restrictions on the sale of his stock during the two years after his date of resignation, including a prohibition on the sale of stock to one of the Company's competitors and on sales in excess of 1 million shares during each of the first and second 12 month periods following the resignation date plus in the second 12 month period any shares not sold in the first 12 month period. Mr. Abi Zeid has reaffirmed the obligations under the non-compete covenant in his employment agreement and the applicable non-compete period has been extended from one year to two years after the date of his resignation.

Mr. Abi Zeid is subject to various standstill provisions for two years after the resignation date, including restrictions on soliciting proxies or consents from other shareholders, granting proxies to third parties or consents, acquiring additional shares of stock and making merger, acquisition or similar proposals involving EasyLink stock. Mr. Abi Zeid has agreed that, for a period of two years after the resignation date, at all meetings of stockholders of EasyLink, he will vote, or grant a proxy to any one or more persons designated by the Company to vote, all of the shares of EasyLink common stock beneficially owned by him proportionately in accordance with the votes cast as votes for, as votes against or as votes withheld, or as abstentions, as the case may be, by shareholders other than Mr. Abi Zeid on all matters submitted to the stockholders of the Company.

The standstill and voting covenants will expire if any of the following conditions exists: the closing price of the Company's common stock shall be less than $1.75 per share for any ten consecutive days after 18 months after the resignation date; a majority of EasyLink's board consists of persons who are not existing directors or persons appointed by existing directors; or Mr. Abi Zeid's share interest is below 5% of the Company's outstanding shares. If the Company fails to make any required payment under the separation agreement within 15 days after receipt of written notice from Mr. Abi Zeid or fails to make a required payment within two business days after the due date for the payment on at least 3 occasions, the restrictions on the sale of Mr. Abi Zeid's shares and the standstill and voting covenants will terminate and all remaining payments under the separation payment may be declared by Mr. Abi Zeid to be immediately due and payable.

Under applicable law, Mr. Abi Zeid may revoke the separation agreement on or before February 3, 2005.

Mr. Abi Zeid beneficially owns approximately 9% of the Company's outstanding Class A common stock, warrants to purchase 268,296 shares at an exercise price of $6.10 per share and options to purchase 72,000 shares at a weighted average exercise price of $0.68 per share.

In connection with Mr. Abi Zeid's separation agreement, the Company has also agreed to make available an aggregate of $200,000 of severance payments for other employees of the Company.

The form of the separation agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing summary of the terms of the separation agreement is not complete and is qualified in its entirety by reference to the separation agreement attached hereto as Exhibit 10.1.

ITEM 9.01 (C) Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.                             DESCRIPTION

Exhibit 10.1 Separation Agreement between EasyLink Services Corporation and George Abi Zeid dated January 28, 2005.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2005

                  EASYLINK SERVICES CORPORATION


                  By: s/Thomas Murawski
                      -----------------
                      Thomas Murawski, President and Chief Executive Officer

                                INDEX TO EXHIBITS


EXHIBIT NO.                             DESCRIPTION

Exhibit 10.1 Separation Agreement between EasyLink Services Corporation and George Abi Zeid dated January 28, 2005.